As filed with the Securities and Exchange Commission on May 30, 1996
                                          Registration No. 333-3437


                      SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549
                              AMENDMENT NO. 1 TO
                                  FORM S-3/A
            Registration Statement Under The Securities Act of 1933

                      INTELLIGENT DECISION SYSTEMS, INC.,
                   (Successor to Resource Finance Group, Ltd.)
            (Exact name of registrant as specified in its charter)

            Delaware                             38-3286374
      (State or other jurisdiction of            (I.R.S. Employer
      incorporation or organization)             Identification No.)

                         2025 East Beltline Avenue SE
                                   Suite 400
                         Grand Rapids, Michigan 49546
                                (616) 285-5830
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 Mark A. Babin
                                   President
                      Intelligent Decision Systems, Inc.
                    2025 East Beltline Avenue SE, Suite 400
                         Grand Rapids, Michigan 49546
                                (616) 285-5830

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

                          Joseph P. Richardson, Esq.
                              Brown & Bain, P.A.
                           2901 North Central Avenue
                                  Suite 2000
                            Phoenix, Arizona  85012
                                (602) 351-8000

Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ___

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. _x_

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___

                                       CALCULATION OF REGISTRATION FEE
                                                   Proposed        Proposed
                                   Amount           Maximum         Maximum            Amount
   Title of Each Class              to be       Offering Price     Aggregate             of
of Securities to Be Registered    Registered        Per Unit     Offering Price    Registration Fee

Common Stock, $.001 par value     1,964,154 shares   $2.19       $4,301,497 (1)      $1,484.00 (2)

Common Stock, $.001 par value       136,654 shares   $3.75       $512,453 (3)        $  177.00 (4)
                                  ================   =====       ==========          =========




     (1) The registration fee has been calculated based on the average of the high "asked" and low "bid" prices of the Common Stock on May 6, 1996 as reported in the over-the-counter market on the "OTC Electronic Bulletin Board" pursuant to Rule 457(c).

     (2) This registration fee was previously paid by the registrant with the registration Statement on Form S-3 filed with the Commission of May 10, 1996.

     (3) The registration fee("New Fee") has been calculated based on the average of the high "asked" and low "bid" prices of the Common Stock on May 28, 1996 as reported in the over-the-counter market on the "OTC Electronic Bulletin Board" pursuant to Rule 457(c).

     (4) The New Fee is being paid with Amendment No. 1 to the Registration Statement on Form S-3/A filed with the Commission on May 30, 1996.



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION; DATED MAY 30, 1996

   Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                     INTELLIGENT DECISION SYSTEMS, INC.
                                 PROSPECTUS
                         FOR UP TO 1,964,154 SHARES
                              OF COMMON STOCK

   This Prospectus relates to up to 1,964,154 shares (the "Shares") of Common Stock, par value $.001 per share ("Common Stock") of Intelligent Decision Systems, Inc., a Delaware corporation ( "IDS"), which may be offered from time to time by certain stockholders of IDS named herein (the "Selling Stockholders"). The Shares are issuable by IDS upon the exercise of certain warrants or options to purchase shares of Common Stock as more fully described below (the "Warrants"). IDS will not receive any proceeds from the sale of the Shares, with the exception of the exercise price of such Warrants as may be exercised. See "Selling Stockholders."

   IDS has been advised by each Selling Stockholder that he or she expects to offer his or her Shares through brokers and dealers to be selected by him or her from time to time. The Shares may be offered for sale in the over-the-counter market, in one or more private transactions, or a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Certain of the Selling Stockholders may distribute their shares, from time to time, to their limited and/or general partners who may sell Shares pursuant to this Prospectus. Each Selling Stockholder may pledge all or a portion of the Shares owned by him or her as collateral in loan transactions. Upon default by such a Selling Stockholder, the pledgee in such loan transaction would have the same rights of sale as the Selling Stockholder under this Prospectus. Each Selling Stockholder may also transfer Shares owned by him by gift and upon any such transfer the donee would have the same rights of sale as such Selling Stockholder under this Prospectus. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. Finally, each Selling Stockholder and any brokers and dealers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

   The Common Stock is traded under the symbol "IDSI" in the over-the-counter market on the "OTC Electronic Bulletin Board" operated by the National Association of Securities Dealers, Inc. (the "OTC Bulletin Board"). On May 28, 1996, the low "bid" and high "asked" prices for the Common Stock were $3-5/8 and $3-7/8, respectively. There is no established market for the Warrants. See "Price Range of Common Stock."

   Investment in the shares offered hereby involve a high degree of risk. See "Risk Factors" which begin on page 2 of this Prospectus.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR AS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------


             The date of this Prospectus is _______________, 1996.

                             AVAILABLE INFORMATION


   IDS is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copies thereof may be obtained, at prescribed rates, at the public reference facilities maintained by the Commission at the Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

   IDS has filed a Registration Statement on Form S-3 under the Securities Act covering the Common Stock included in this Prospectus. This Prospectus does not contain all the information set forth in or annexed as exhibits to the Registration Statement filed by IDS with the Commission and reference is made to such Registration Statement and the exhibits thereto for the complete text thereof. For further information with respect to IDS and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as part thereof, copies of which may be obtained at prescribed rates upon request to the Commission in Washington, D.C. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, such statements are qualified in their entirety by reference to such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   The following documents, which have been previously filed by IDS with the Commission, are incorporated by reference in this Prospectus:

         1. The Company's Joint Proxy Statement-Prospectus included in the Registration Statement on Form S-4, File No. 33-93058, as filed pursuant to Rule 424(b) under the Securities Act;
         2.    Annual  Report on Form 10-KSB for the fiscal year ended June 30,
               1995;
         3. Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1995;
         4. Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1995;
         5. Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996; and
         6.    Current Report on Form 8-K, dated April 15, 1996.


    All documents filed by IDS pursuant to Sections 13(a), 13(c), 14 or 15(d)of the Exchange Act on or after the date of this Prospectus and prior to the termination of the offering of the Shares described herein shall be deemed to be incorporated by reference into this Prospectus from the respective dates those documents are filed.

   Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

   IDS will provide, without charge, to each person who receives this Prospectus, upon the written or telephonic request of any such person, a copy of any or all of the documents which have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference). Requests should be directed in writing to the Secretary, Intelligent Decision Systems, Inc., 2025 East Beltline Avenue SE, Suite 400, Grand Rapids, Michigan 49545 or by telephone at (616) 285-5830.

                                  THE COMPANY

   Intelligent Decision Systems, Inc. ("IDS") is a Delaware corporation incorporated on June 1, 1995 and is the successor by a merger on April 1, 1995 with Resource Financial Group, Ltd., a Colorado corporation ("RFG"). See "Certain Recent Developments." IDS, together with its subsidiaries (the "Company") develops and distributes computerized business systems designed specifically for the long-term (non-acute) health care industry. The Company's principal executive offices are located at 2025 East Beltline Avenue SE, Suite 400, Grand Rapids, Michigan 49546 and its telephone number is (616) 285-5830. The Company maintains offices in Draper, Utah, Stamford, Connecticut and Scottsdale, Arizona.

                          CERTAIN RECENT DEVELOPMENTS

   IDS was originally formed as a wholly owned subsidiary of RFG. In accordance with the terms set forth in IDS's Registration Statement on Form S-4 declared effective by the SEC on February 9, 1996 ("Form S-4"), IDS entered into a series of transactions whereby RFG merged with and into IDS and Digital Services, Inc., a Nevada corporation ("Old DSI") merged with and into a wholly owned subsidiary of IDS ("New DSI") on April 1, 1996 (the "Mergers").

   As a result of the Mergers, among other things, the Company has succeeded to the rights and obligations of RFG and Old DSI under a ten-year agreement, dated July 13, 1994 ("HPSI Agreement"), with National Purchasing Corporation, a California corporation doing business as HPSI ("HPSI"). HPSI is a group purchasing organization which presently serves approximately 3,000 licensed nursing home clients, as well as 3,000 other clients who operate principally in the health care, hospitality, restaurant and institution markets. Pursuant to the HPSI Agreement, the Company and HPSI have agreed to combine their expertise and resources with the Company developing an interactive, multimedia computerized management business system ("Vision System") that will provide to system users various components, including an order processing and confirmation module, a vendor/supplier module, and training and installation modules and HPSI marketing the system to its clients. The Vision System developed in accordance with the HPSI Agreement will be owned by HPSI Online, Inc., a California corporation and a wholly-owned subsidiary of HPSI. The business plan of the Company will rely heavily on the success of its relationship with HPSI.

   In addition, the Company has become a party to a Leasing Program Agreement, dated as of June 7, 1995 (together with Master Lease Agreement and other related documents, the "Leasing Agreement") with Neptune Technology Leasing Corp. ("Neptune") whereby Neptune will purchase the Vision System from the Company and will lease those systems to DSI Leasing Corporation, a wholly owned subsidiary of the Company, which in turn will sublease the Vision System to end users of the system. Except as provided under the Leasing Agreement, Neptune will be the Company's exclusive leasing source during the term of such agreement.

   The Company is also a party to a Customer Agreement, a Vision Base System Installation Agreement, a Servicing Agreement, and other related agreements, each dated March 1, 1996 with IBM Corporation (collectively, the "IBM Agreement"), whereby IBM will assist the Company by providing installation and maintenance and warranty services for the Vision System to end users of the system. IBM will provide the services on a nationwide basis at the end-users facilities which are located throughout the United States.

                                 RISK FACTORS

   The following factors, in addition to those discussed elsewhere in this Prospectus, should be carefully considered in evaluating an investment in the Shares offered hereby:

Limited Liquidity and Limited Financial Resources

   The Company is currently spending approximately $200,000 per month on the development of its products and its administrative structure and currently generates cash flow of approximately $200,000 from the sales and rental of its products, most significantly, those involving the Vision System. The prospective cash flows from the Vision System through the HPSI Agreement are the Company's only foreseeable material source of operational cash flow. The Company addresses its capital needs through financing provided by and Neptune and its own financial reserves, which are equivalent to approximately two months of operating costs and expenses (excluding non-cash items such as depreciation and amortization).

   The Company has entered into a Loan Agreement with Neptune pursuant to which the Company may borrow on a revolving basis an aggregate principal amount of $450,000. Under this Agreement, the Company has granted a security interest in all of its inventory and accounts receivable to Neptune. The loan matured on April 27, 1996 and Neptune has been extending credit to the Company under the same terms on a month-to-month basis. There can be no assurance that the Company will be able to pay the amounts which are due under the Loan Agreement.

   The Company has sold an aggregate of $1,490,000 million in the principal amount of its 15% Unsecured Notes ("Unsecured Notes") in a private placement pursuant to a Note Purchase Agreement, dated as of December 13, 1994, between the Company (as the successor to Old DSI) and each purchaser of the Unsecured Notes. The Unsecured Notes will mature on December 15, 1996. There can be no assurance that the Company will be able to pay the amounts which are due under the Unsecured Notes.

     As the Company will be unable to pay the amounts due under the Unsecured Notes through the operational cash flow of the Company, the Company will need to attract additional equity capital in order to repay the Unsecured Notes. The ability of the Company to timely pay the Unsecured Notes may depend on whether warrant holders of the Series A and Series B warrants (together, the "Note Warrants") that were issued as a Unit with the Unsecured Notes, exercise such Note Warrants. See "Selling Stockholders." These Note Warrants expire on July 31, 1996. The exercise prices of the warrants are $2.00 (or $1.69) and $1.00 respectively. A total of $745,000 would be contributed to equity assuming full exercise of the Series B Warrants and an additional $1,490,000 would be contributed to equity assuming full exercise of the Series A Warrants. There can be no assurances that the warrant holders will fully exercise their warrants. If warrant holders exercise their Note Warrants, dilution of current shareholders will result and the relative interests of the shareholders of the Company may be adversely affected.

   Alternatively, the Company could use other available means to obtain equity financing. Capital may be sought through additional equity offerings, as well as collaborative relationships, borrowings and other available sources. There can be no assurance that such funding will be available on acceptable terms, if at all. If additional funds are raised by issuing equity securities, significant dilution to the Company's then existing stockholders may result. The unavailability of such financing could prevent or delay the development and marketing of the Company's products and the Company's business, results of operation and financial condition could be materially and adversely affected.

Period of Transition

   The Company is experiencing a period of transition as it emerges from its status as a development stage company. The transition has placed, and will continue to place, a significant strain on the Company's resources. The Company intends to declare itself out of the development stage as of July 1, 1996, a date that corresponds to the beginning of its next fiscal year. The likelihood of success of the Company must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the continuing development of a new business. If the Company is unable to manage the transition out of the development stage, the Company's business, competitive position, results of operations and financial condition will be materially and adversely affected.

   In addition, the Company has recently undergone a restructuring as a result of the merger of RFG with and into the Company and the merger of Old DSI with New DSI, and the entire board of directors and the management has changed. See "Certain Recent Developments." The Company's ability to manage growth successfully will require the personnel of RFG and Old DSI to work together effectively and will require the Company to improve its operational, management and financial systems and controls. Prior to the consummation of the Mergers, Old DSI and RFG had been operated as separate, independent corporations. While Old DSI and RFG were engaged in related businesses and were parties to a joint operating agreement pursuant to which certain administrative, financial and other services were performed cooperatively, there can be no assurance that management of the Company will be able to integrate or allocate properly the two businesses on an economic basis or be able to oversee and implement successfully the business strategy of the Company after the Mergers. If the Company is unable to manage this transition effectively, the Company's business, competitive position, results of operation and financial condition will be materially and adversely affected.

Dependence on Collaborative Relationships

   The Company is reliant on other companies for the marketing, sales and installation of its main product, Vision System, and accordingly, there can be no assurances that the Company will be able to oversee and implement successfully the business strategy of the Company.

   The Company has minimal direct sales or marketing capability. The Company will rely on HPSI for sales of the Vision System. See "Certain Recent Developments." The failure or inability of HPSI to perform its obligations under the HPSI Agreement or to effectively sell or market the Vision System would have a material adverse effect on the Company. If the Company determines to broaden its business to provide Vision System or other systems to users other than HPSI's clients, the Company will either have to develop the capabilities to commercialize and market its technologies itself or will be dependent on others to do so. Should the Company elect to commercialize and market its technologies itself, the Company would need to develop additional resources, and there can be no assurance that it will be successful in developing these capabilities. Also, should the Company elect to obtain additional collaborative partners to assist in commercialization and marketing its technologies and the resultant products, there can be no assurance that the Company will be successful in reaching satisfactory arrangements with such third parties.

   The Company's ability to install and maintain the Vision System is limited. The Company relies on IBM to install and service the Vision System pursuant to the IBM Agreement. The failure or inability of IBM to satisfactorily perform its obligations under the IBM Agreement or to adequately install and service the Vision System would have a material adverse effect on the Company.

History of Losses and Expectation of Future Losses

   The Company has generated minimum net income from operations in the past and there can be no assurance that the Company will become profitable in the future. The Company has an aggregate accumulated deficit of $1,924,005 through June 30, 1995. The continuing development and commercialization of the Company's products will require substantial expenditures. There can be no assurance that the Company's products will ever gain commercial acceptance or that the Company will ever generate significant revenues or achieve profitability.

Dependence on the Vision System; Uncertainty of Market Acceptance

   The Vision System is currently the Company's primary product. The Company has only sold the Vision System product in limited quantities and there can be no assurance that the Company's continuing efforts will be successful or that the Vision System and any other product developed by the Company will be effective, capable of being manufactured at commercial quantities at acceptable costs, or successfully marketed. The Company expects that the Vision System, when fully commercialized, will account for substantially all the Company's earnings for the foreseeable future. Because the Vision System currently represents the Company's main product focus, if the Vision System is not successful, the Company's business, financial condition and results of operation could be materially and adversely affected.

Risk of Product Defects

   Software products as complex as those offered by the Company may contain defects or failures when introduced or when new versions are released. The Company may discover software defects in the Vision System or its other products and may experience delays or lost revenues to correct such defects in the future. Although the Company has not yet experienced significant delays or lost revenues for any defects, there can be no assurance that despite testing by the Company, errors will not be found in new products released after the commencement of commercial shipment, resulting in loss of market share or failure to achieve market acceptance. Any such occurrence could have a material adverse effect upon the Company's business, operating results or financial condition.

Products in Development

     The markets for the Company's existing and planned computer software and hardware products are characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and enhancements. The successful development and commercialization of new products involve many risks, including the identification of new product opportunities, the successful completion of the development process, and the retention and hiring of appropriate research and development personnel. The introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products and products currently under development obsolete and unmarketable. The Company's future success will depend upon successfully developing and distributing the Vision System in connection with the HPSI Agreement, and thereafter upon its ability to enhance the Vision System and to develop and introduce new products that keep pace with technological developments, respond to evolving end-user requirements and achieve market acceptance. Any failure by the Company to anticipate or respond adequately to technological developments or end-user requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness or revenues. There can be no assurance that products or technologies developed by others will not render the Company's products or technologies noncompetitive or obsolete or that the Company will not experience significant delays in the future, which could have a material adverse effect on the Company's results of operations. In addition, there can be no assurance the Company will be successful in developing and marketing new products or product enhancements on a timely basis or that new products or product enhancements developed by the Company will achieve market acceptance.

   In addition, the life cycle of the Company's products are difficult to predict due to the effect of new product introductions or product enhancements by the Company or to competitors, market acceptance of new or enhanced versions of the Company's products and competition in the Company's marketplace. Declines in the demand for the Vision System, whether as a result of competition, technological change, price reductions or otherwise, could have a material adverse effect on the Company's business, operating results and financial condition.

Limited Production Capabilities

   The Company currently integrates various components into the Vision System in limited quantities in Draper, Utah. However, the Company does not have experience in producing the Vision System in commercial quantities. The Company may encounter difficulties in scaling up production of the Vision System to meet customer demand, including problems involving production yields, quality control and assurance, components supply and shortages of qualified personnel. There can be no assurance that the Company will not encounter manufacturing difficulties, which could have a material adverse effect on the Company's business and financial condition and results of operation. Should the Company elect to obtain additional collaborative partners to assist in producing Vision Systems in commercial quantities, there can be no assurance that the Company will be successful in reaching satisfactory arrangements with such parties.

Limited Trading Market for Common Stock

   The Common Stock is traded in the over-the-counter market through the OTC Bulletin Board under the symbol "IDSI." Prior to the Mergers, the trading market for the Common Stock of the Company's predecessor, RFG, was extremely limited and sporadic. There can be no assurance that an active trading market will develop or be sustained.

Commercial/Consumer Acceptance of PICK Operating System

   The Company's Screenware software, which is used for the Vision System, is designed to be used on a unique operating system called PICK. PICK is a multi-user, multi-tasking operating system which results in a less costly investment in hardware. In addition, PICK's operating system is itself a data base which results in a much faster system that is easier to use and more user-friendly than most other operating systems and eliminates the need for purchasing a third party database. It is estimated that nearly 80% of the Fortune 1000 companies have PICK-based applications in their organizations. The Company's products are based on the PICK operating system. Any factors that adversely affect the availability or popularity of PICK in the market would have a material adverse effect on the Company's operating system. The Company will have no control over the factors that affect the availability or commercial acceptance of the PICK operating system.

Competition

   A large number of companies compete in the computer software business, including the portion of the market targeted at developing and providing business management systems in which the Company will competes. Many of these companies have far greater capital, technical, personal, marketing and other resources than the Company. Furthermore, there can be no assurance that these or other firms will not develop new or enhanced products and software systems that are more effective than any that have been or may be developed by the Company.

Importance of Intellectual Property

   The Company does not currently hold any patent or copyright protection for its principal assets. Management of the Company may file for appropriate intellectual property protection in the future but there are no assurances such protection will be granted or that protection will be adequate to deter misappropriation of the Company's technologies or that there will not be independent third party development of similar technologies. The Company's success and revenues will depend, in part, on its ability to obtain or license patents, protect trade secrets and operate without infringing on the proprietary rights of others.

   The Company has not in the past adhered to a disciplined regimen relating to the execution of confidential disclosure, proprietary rights and non-competition agreements with its vendors, customers, employees and consultants. Accordingly, there are significant risks that claims may be brought against the Company in the future for infringing on the proprietary rights of others. The Company is not aware of any actual material infringement, and no such claims are currently pending against the Company.

   Management has started taking steps to protect the Company's proprietary information. However, the patent and proprietary protection of software is highly competitive and involves complex legal and factual questions. There can be no assurance that any patents issued to the Company will provide it with competitive advantages or will not be challenged by others, or that the patents or proprietary rights of others will not have an adverse effect on the ability of the Company to do business. Furthermore, there can be no assurance that others will not independently develop similar products or, if patents are issued to the Company, that others will not design around such patents or proprietary rights. In addition, the Company may be required to obtain licenses to patents or other proprietary rights of other parties. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product market introductions while it attempts to design around such patents, or could find that the development, manufacture or sale of products requiring such licenses could be foreclosed. In addition, the Company could experience a loss of revenues as well as incur substantial costs in defending itself and indemnifying its partners in suits brought against it or one or more of them on such patents or proprietary rights or in suits in which the Company's patents or proprietary rights may be asserted by it against another party. Further, there can be no assurance that any patent obtained or licensed by the Company will be held valid and enforceable if challenged by another party.

Dividends

   Neither the Company nor its predecessor has ever paid cash dividends on shares of its Common Stock, and the Company does not intend to pay any dividends in the foreseeable future. The Company intends to reinvest earnings, if any, in the development of its business.

Dependence on Key Employees

   The Company's success will depend, to a significant extent, on IDS's Chief Executive and Financial Officer, and President, Mark A. Babin, New DSI's President, Chief Executive Officer and Treasurer, David A. Horowitz and New DSI's Executive Vice President, Chief Science Officer and Secretary, Robert B. Hyte and on other members of its senior management. Mr. Hyte is the creator of the Screenware Software which operates on the PICK operating system upon which DSI's existing software is based, and upon which the Company's software is based. The loss of the services of Mr. Babin, Mr. Horowitz or Mr. Hyte or any of its other key employees, could have a material adverse effect on the Company. The Company's future success will also depend largely upon its ability to attract and retain other highly qualified personnel. There can be no assurance that the Company will be successful in attracting and retaining such personnel.

Possible Volatility of Stock Price

   The market price of the Company's and its predecessor's common stock has been volatile. Future announcements concerning the Company or its competitors, quarterly variations and operating results, announcements of technological innovations, the introduction of new products or changes in product pricing policies by the Company or to competitors, litigation relating to proprietary rights or other litigation, changes in earnings estimates by analysts or other factors could cause the market price of the Common Stock fluctuates substantially. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market price for the common stock of technology companies and that have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely affect the market price of the Company's common stock. In certain circumstances, following periods of volatility in the market price of a company's securities, securities class action litigation has occurred against such issuing company. There can be no assurances that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial cost and divert management's attention and resources, which could have a material and adverse effect on the Company's business, financial condition and results of operation.

Potential Dilution

     As a result of the Mergers, there are issued and outstanding warrants, options and other rights to acquire up to 8,492,700 shares of Common Stock (including shares subject to the Series A and Series B Warrants). Such options, warrants and other rights are exercisable at per share prices ranging from $0.50 to $20.00, and most are exercisable through the year 2000. The exercise of all or a material portion of such options, warrants or other rights would substantially dilute the ownership percentage of Common Stock owned by holders of Common Stock.

SEC Investigation of Regulation S Offerings

   IDS is being investigated by the staff of the Securities and Exchange Commission. Management of IDS believes that this investigation primarily concerns certain stock offerings in 1994 and earlier of the Common Stock of IDS's predecessor, RFG, to overseas investors made by IDS in reliance upon Regulation S under the Securities Act, but may relate to other operational matters as well. Although the management of IDS believes that IDS has not engaged in any wrongdoing, there can be no assurances as to the outcome of any such investigation.

                               USE OF PROCEEDS

   Other than the exercise price of such of the Warrants as may be exercised, the Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. The Company will pay the costs of this offering, which are estimated to be $11,104. Holders of the Warrants are not obligated to exercise their Warrants, and there can be no assurance that such holders will choose to exercise all or any of such Warrants. The gross proceeds to the Company in the event that all of the Warrants are exercised would be $2,561,000 (745,000 shares at an exercise price of $2.00 per share or 881,654 shares at an exercise price of $1.69 per share, 745,000 shares at an exercise price of $1.00 per share and 337,500 shares at an exercise price of $1.00 per share).

   The Company intends to apply the net proceeds it receives from the exercise of the Warrants, to the extent any are exercised, to discharge existing indebtedness of the Company and to augment its working capital for general corporate purposes.

                          PRICE RANGE OF COMMON STOCK

   The Company's Common Stock has traded in the over-the-counter market through the "OTC Electronic Bulletin Board" (the "OTC Bulletin Board") maintained by the National Association of Securities Dealers, Inc. under the symbol "IDSI." Trading in the Common Stock commenced on April 1, 1996, upon the effectiveness of the Mergers. Prior to April 1, 1996, the Common Stock of IDS's predecessor traded through the OTC Bulletin Board under the symbol "RFGP" from April 29, 1993 through March 31, 1996. The following table sets forth the range of high bid and low ask quotations per share for the Common Stock and the predecessor's common stock for the periods indicated. The quotations are inter-dealer prices in the over-the-counter market without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

                               RFG COMMON STOCK

   The prices of RFG Common Stock set forth below represent historical prices which have been divided by 4 to reflect the exchange ratio used in the merger of RFG into IDS whereby each four shares of RFG Common Stock became one share of IDS Common Stock.

         Period                  High Bid($) Low Ask($)

   Apr. 29 - June 30, 1993       1-1/4       5/8
   July 1 - Sept. 30, 1993       1-1/4       1-1/8
   Oct. 1 - Dec. 31, 1993        1-3/8       1-1/4
   Jan. 1 - Mar. 31, 1994        1-5/16      1
   Apr. 1 - June 30, 1994        1-3/16      1-1/16
   July 1 - Sept. 30, 1994       1-1/2       1-1/4
   Oct. 1 - Dec. 31, 1994        1-1/8       1-1/2
   Jan. 1 - Mar. 31, 1995        1-5/32      1-5/16
   Apr. 1 - June 30, 1995        1-5/16      1
   July 1 - Sept. 30, 1995       1/2         3/4
   Oct. 1 - Dec. 31, 1995        3/16        1/4
   Jan. 1 - March 31, 1996       1/8         1/4



                               IDS COMMON STOCK

         Period                  High Bid($) Low Ask($)

   April 1 - May 28, 1996        3-13/16     2-3/16

   As of May 28, 1996, there were approximately 1,750 owners of record of the Common Stock and the Company believes that there are approximately 2,300 beneficial owners of the Common Stock, many of whom the Company believes are residents of countries other than the United States. The large number of non-United States resident beneficial owners is a result of the sale of shares of Common Stock of IDS' predecessor in private placements outside of the United States pursuant to Regulation S promulgated by the Securities and Exchange Commission prior to its merger with IDS.

                               DIVIDEND POLICY

   The Company has never paid a cash dividend on its Common Stock. The Company expects that for the foreseeable future, any earnings will be retained for use in the Company's business or for other corporate purposes, and it does not expect to pay any cash dividends in the foreseeable future.

                             SELLING STOCKHOLDERS

   Prior to the Mergers, Old DSI sold an aggregate of $1,490,000 million of principal amount of its Unsecured Notes in a private placement pursuant to a Note Purchase Agreement, dated as of December 13, 1994 (the "Note Purchase Agreement") between Old DSI and each purchaser of the Unsecured Notes.

   In connection with such sale, Old DSI issued to the purchasers of such notes Series A and Series B Warrants. Each Series A Warrant was exercisable on or after July 31, 1995 to purchase 10,000 shares of DSI Common Stock which is subject to certain restrictions at a per share price of $2.00 until July 31, 1996 (the "Termination Date"), subject to certain conditions and subject to adjustment in certain circumstances including a stock split of, or stock dividend on, or a subdivision, combination, or recapitalization of the DSI Common Stock. Each Series A Warrant also provided for a special conversion adjustment provision (the "Special Conversion Right") in the event Old DSI entered into a merger or similar transaction with RFG or any related party prior to 18 months from original issuance date of such warrants. The Special Conversion Right is a right of the holders of the Series A Warrants to acquire an aggregate of approximately fifteen percent (assuming all Series A Warrants are exercised) of the shares of the voting common stock of any entity surviving a merger with Old DSI prior to July 31, 1996.

   Each of the Series B Warrants was exercisable on or after July 31, 1995 to purchase 10,000 shares of Common Stock at a per share price of $4.00 until the Termination Date, subject to the same adjustment provisions as are applicable to the Series A Warrants (except that the Series B Warrants do not include the Special Conversion Right). The Series B Warrants provided that in the event the Company fails to obtain a listing of its Common Stock on the small cap section of the NASDAQ on or before a date which is within one year from the date of original issuance or the Common Stock trade below $3.20 per share at any time during such period, the exercise price of the Series B Warrants will be reduced from $4.00 to $1.00 per share.

   Upon the consummation of the Mergers, each outstanding Warrant for shares of DSI Common Stock was converted into Warrants to acquire the same number of shares of Common Stock of the Company on the same terms set forth in such Warrants. Accordingly, an aggregate of approximately 745,000 shares of Common Stock are purchasable at $2.00 per share (or 881,654 shares of Common Stock are purchasable at $1.69 per share) by holders of the Series A Warrants and approximately 745,000 shares of Common Stock are purchasable at $1.00 per share by holders of Series B Warrants.

   Old DSI granted "piggy back" registration rights to the holders of Series A Warrants and Series B Warrants with respect to the shares of common stock issuable upon the exercise thereof. As a result of the Mergers, such rights obligate the Company to use reasonable efforts to include shares of Common Stock in any registration statement filed by the Company in connection with the sale of shares of equity securities by the Company.

   On April 28, 1995, Epoch Resources Inc. received an option to purchase 337,500 shares of Old DSI Common Stock at $1.00 per share in exchange for its existing rights to receive Old DSI Common Stock. On February 8, 1996, Epoch Resources Inc., requested that its option for 138,760 shares of Common Stock (of the 337,000 shares) be transferred to Daniel Pfeiffer.

   The foregoing Warrants constitute "restricted securities" within the meaning of Rule 144 of the regulations promulgated under the Securities Act. As such, they generally are not currently transferable. However, the Shares issuable upon exercise of the Warrants, when issued upon exercise of the Warrants and sold pursuant to this Prospectus, will be currently transferable.

     The following table sets forth certain information as of May 30, 1996 with respect to the Selling Stockholders. The shares to be sold by the Selling Stockholders represent shares of Common Stock currently owned by the Selling
Stockholders or which may be acquired by them on exercise but will not receive any of the proceeds from the sale of such shares. Beneficial ownership after this offering will depend on the number of Shares actually sold by each Selling Stockholder.



                           Number of Shares of Common
                             Stock Owned by Selling      Shares of Common Stock
   Selling Stockholder             Shareholder (1)           Offered Hereby

                           Shares      % of Class      Shares     % of Class

Banque Paribas            218,343        2             218,343       2
A. David Barnes, M.D.      37,834 (2)     .4            21,834        .2
Mitchell G. Bradford IRA   23,834 (3)     .2            21,834        .2
Bernard L. Brodkorb        66,418 (4)     .6            32,752        .3
Wing Chau                  65,503         .6            65,503        .6
Dr. Yong Chung             65,503         .6            65,503        .6
Robert J. Colsen           21,834         .2            21,834        .2
Epoch Resources, Inc.     228,740 (5)    2             198,740       1
Ralph and Jean Forte       21,834         .2            21,834        .2
Herbert Friske             43,699         .4            43,669        .4
Thomas B. Fryer Sr.        87,337         .8            87,337        .8
House & Co.               218,343        2             218,343       2
Manuel Hernandez           21,834         .2            21,834        .2
Shorland G. Hunsaker      107,337 (6)    1              87,337        .8
Richard J. Jutzi           10,917         .1            10,917        .1
Richard Loomis             21,834         .2            21,834        .2
Stanley Peter Lopat, M.D.  65,503         .6            65,503        .6
Bruce T. MacMillan         83,669 (7)     .8            43,669        .4
Massinvest S.A.           109,172        1             109,172       1

Jerry Matsumura/Pomona     21,834        .2            21,834        .2
Valley
Joel S. Morse              10,917        .1            10,917        .1
Daniel Pfeiffer           138,760 (8)   1             138,760       1
Mark Scheier M.D.          26,334 (9)    .2            21,834        .2
Vicky L. Schiff            10,917        .1            10,917        .1
Robert Schneiderman        12,917 (10)   .1            10,917        .1
Omer Schrock Pension P/S   21,834        .2            21,834        .2
Sherwood Schwartz          31,834 (11)   .3            21,834        .2
Scroggie Holdings, Inc.    43,669        .4            43,669        .4
Richard L. Sears           48,469 (12)   .5            43,669        .4
Loyal A. Seeds             45,669 (13)   .4            43,669        .4
Charles Smith              43,669        .4            43,669        .4
Robinson Family Trust      22,834 (14)   .2            21,834        .2
Robert K. Torgerson        10,917        .1            10,917        .1
Robert and Audrey          10,917        .1            10,917        .1
Torgerson Trust
Victor Investments L.L.C.  40,834 (15)   .4            21,834        .2
Lakha Wahla                21,834        .2            21,834        .2
Herman O. Westover         35,834 (16)   .3            21,834        .2
Yingling Family Trust      43,669        .4            43,669        .4
- ----------------------------------

   (1) Unless otherwise indicated, includes the shares of IDS Common Stock underlying the Warrants.
   (2) Includes an option to purchase 16,000 shares of Common Stock of IDS at $1.00/share; expires 2/1/00.
   (3)    Includes 2,000 shares of IDS Common Stock.
   (4)    Includes 33,668 shares of IDS Common Stock.
   (5) Includes 30,000 shares of IDS Common Stock and an option to purchase 198,740 shares of Common Stock of IDS at $1.00/share; expires 4/28/00.
   (6)    Includes 20,000 shares of IDS Common Stock.
   (7)    Includes 40,000 shares of IDS Common Stock.
   (8) Includes an option to purchase 1138,760 shares of Common Stock of IDS at $1.00/share; expires 4/28/00.
   (9)    Includes 4,500 shares of IDS Common Stock.
   (10)   Includes 2,000 shares of IDS Common Stock.
   (11)   Includes 10,000 shares of IDS Common Stock.
   (12)   Includes 4,800 shares of IDS Common Stock.
   (13)   Includes 2,000 shares of IDS Common Stock.
   (14)   Includes 1,000 shares of IDS Common Stock.
   (15)   Includes 19,000 shares of IDS Common Stock.
   (16)   Includes 14,000 shares of IDS Common Stock.

   The sale of the shares by the Selling Stockholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Stockholders) in the over-the-counter market or in negotiated transactions, through the writing of options on such shares, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

   Selling Stockholders may effect such transactions by selling their shares directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

   The Selling Stockholders and broker-dealers, if any, acting in connection with such sale might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such shares might be deemed to be underwriting discounts and commissions under the Securities Act.

                             PLAN OF DISTRIBUTION

   The Shares offered hereby are being sold by the respective Selling Stockholders acting as principal for its own account. The Company will receive none of the proceeds from such offering, with the exception of the exercise price of such Warrants as may be exercised.

   The distribution of the Shares by the Selling Stockholders is not subject to any underwriting agreement. The Company expects that each Selling Stockholder will sell its shares covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as principals, who may then resell the Shares in the over-the-counter market, or at private sales or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Selling Stockholder may effect such transactions by selling Shares through broker-dealers, and such broker-dealers will receive compensation in the form of commissions from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). Each Selling Stockholder and any broker-dealers that participate with such Selling Stockholder in the distribution of the Shares may be deemed to be underwriters and any commission received by such broker-dealers and any profit on resale of Shares sold by them might be deemed to be underwriting discounts or commissions under the Securities Act. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other similar expenses incurred by any Selling Stockholder will be borne by such Selling Stockholder.

   At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Common Stock being offered and the terms of the offering.

   The Selling Stockholders are not restricted as to the price or prices at which he or she may sell Shares. Sales of Shares at less than market prices may depress the market price of the Company's Common Stock. Moreover, Selling Stockholders are not restricted as to the number of Shares which may be sold at any one time, and it is possible that a significant number of Shares could be sold at the same time.

   Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Shares by certain of the Selling Stockholders.

   In order to comply with certain states' securities laws, if applicable, the Shares may be sold in such jurisdiction only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                                   EXPERTS

   Certain financial statements of the Company incorporated by reference in this Prospectus from the Company's Form S-4 have been audited by Wilber & Townsend, P.C., independent certified public accountants, as indicated in their reports with respect thereto, and included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

                                 LEGAL MATTERS

   The legality of the shares offered under the Registration Statement of which this Prospectus is a part will be passed upon for the Company by Brown & Bain, P.A., special counsel to the Company.

    No dealer, salesman or other person has been authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the offering hereby, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Securityholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any State or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the facts herein set forth since the date hereof.


                                        ----------------------------------------
                                        ----------------------------------------

                                                Shares of Common Stock



                                                  INTELLIGENT DECISION
                                                     SYSTEMS, INC.

                                                   -----------------
           TABLE OF CONTENTS

                                   Page

Available Information................iv
Incorporation of Certain Information                  PROSPECTUS
by Reference......................... v
The Company.......................... 1
Certain Recent Developments.......... 1
Risk Factors......................... 2
Use of Proceeds...................... 7            -----------------
Price Range of Common Stock ......... 8
Dividend Policy...................... 9
Selling Stockholders................. 9
Plan of Distribution.................12
Experts..............................13
Legal Matters........................13
                                                     __________, 1996





                                        ----------------------------------------
                                        ----------------------------------------

                                   PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The Company estimates that expenses in connection with the distribution described in this Registration Statement will be as follows. All expenses incurred with respect to the distribution will be paid by the Company.

SEC registration fee...........................  $1,661
Printing expenses..............................     250
Accounting fees and expenses...................     120
Legal fees and expenses........................   8,000
Fees and expenses for qualification under state
securities laws ...............................   1,000
Miscellaneous..................................     250
                                                --------

   Total....................................... $11,281


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interests, and for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or directly actually and reasonably incurred.

   In accordance with the Delaware Law, the Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors for violations of their fiduciary duty. This provision eliminates each director's liability to the Company or its respective stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

   Section 6.4 of the By-Laws of the Company provides for indemnification of directors, officers and employees as follows:

                                 ARTICLE VIII

                               INDEMNIFICATION

   Each Director and officer of the Corporation now or hereafter serving as such shall be indemnified by the Corporation against any and all claims and liabilities to which he or she has or may become subject by reason or serving or having served as such Director or officer, or by reason of any action alleged to have been taken, omitted, neglected as such Director or officer and the Corporation shall reimburse each such person for all legal expenses reasonably incurred in connection with any such claim or liability or wrong payments made by him or her in satisfaction of such claim or claims, either by compromise or in satisfaction of judgment. No such person shall be indemnified against, or be reimbursed for any expense or payments incurred in connection with, any claim or liability established to have arisen out of his own wilful misconduct or gross negligence.

   The right of indemnification hereinabove provided for shall not be exclusive of any right to which any Director or officer of the Corporation may otherwise be entitled by law.

ITEM 16. EXHIBITS

   The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

   4.01 Form of Common Stock certificate (previously filed as an exhibit to the Company's registration statement on Form S-4, Registration No. 33-93058, and incorporated herein by reference)
   5.01  Opinion of Brown & Bain, P.A.
   23.01 Consent of Brown & Bain, P.A. (included in Exhibit 5.01)
   23.02 Consent of Wilber & Townshend
   24.01 Power of Attorney (Filed in previous filing of Form S-3 on page II-4)



ITEM 17. UNDERTAKINGS

   (a)   The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;


               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement
                     (or the most recent post-effective amendment thereof)which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 42(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to section 13 or section 14(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

         (3)   To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b)   The undersigned Company hereby undertakes:

               That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (e)   The undersigned Company hereby undertakes:

               To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of
         Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing of Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized in the City of Grand Rapids, State of Michigan, on May 29, 1996.

                                       INTELLIGENT DECISION SYSTEMS, INC.


                                       By: /s/ Mark Babin
                                           Mark A. Babin
                                           President and Chief Executive Officer



   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons of Intelligent Decision Systems, Inc. in the capacities and on the date indicated.

   Signature                     Title                         Date


    /s/ Mark A. Babin      President, Chief Executive Officer, May 30, 1996
   Mark A. Babin           Chief Financial Officer (Principal
                           Executive and Accounting Officer)
                           and Director



   *                       Secretary, Treasurer and Director   May 30, 1996
   James M. Keller, Jr.




   *                        Director                           May 30, 1996
   Robert B. Hyte







      *By /s/ Mark A. Babin
       Mark A. Babin
       Attorney-in-Fact


Mark A. Babin, by signing his name hereto, does hereby sign this document on behalf of each of the persons indicated above, pursuant to powers of attorney duly executed by such persons, which were filed with the Securities and Exchange Commission on May 10, 1996, as part of this Registration Statement.

                              INDEX TO EXHIBITS



Exhibit No.    Exhibit                                             Sequentially
                                                                       Numbered
                                                                       Page

4.01*          Form of Common Stock Certificate of IDS

5.01 Opinion of Brown & Bain, P.C. counsel to IDS as to legality of securities being registered

23.01          Consent of Brown & Bain, P.A. (included in exhibit 5.01)

23.02          Consent of Wilber & Townshend

24.01**        Power of Attorney

































* Filed as an exhibit to the Company's Registration Statement of Form S 4, Registration No. 33-93058 and incorporated herein by reference.

** Filed in previous filing of Form S-3 on page II-4.